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                                 PHOTODISC, INC.
                          2013 FOURTH AVENUE, 4TH FLOOR
                            SEATTLE, WASHINGTON 98121


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 16, 1997


TO THE SHAREHOLDERS OF PHOTODISC, INC.:

     A Special Meeting of Shareholders (the "PhotoDisc Special Meeting") of PhotoDisc, Inc., a Washington corporation ("PhotoDisc"), will be held on Friday, January 16, 1998, at 10:00 a.m., local time, at PhotoDisc's offices, 2013 Fourth Avenue, 4th Floor, Seattle, Washington 98121, for the following purpose:

     To consider and vote upon the following:

     1. A proposal to approve the merger (the "Merger") of PhotoDisc with Print Merger, Inc. ("Merger Sub"), a wholly-owned subsidiary of Getty Images, Inc., a Delaware corporation ("Getty Images"), pursuant to the terms and provisions of the Merger Agreement dated as of September 15, 1997 by and among PhotoDisc, Getty Images, Merger Sub and Getty Communications plc, a public limited company organized under the laws of England and Wales (the "Merger Agreement"). Under the terms of the Merger Agreement, PhotoDisc will become a wholly owned subsidiary of Getty Images. Each outstanding share of PhotoDisc common stock, par value $0.01 per share (the "PhotoDisc Common Shares") will be converted into the right to receive shares of Getty Images common stock, par value $0.01 per share (the "Getty Images Common Shares"), plus certain cash consideration. The consideration to be received by PhotoDisc shareholders and other aspects of the Merger are more completely described in the accompanying Prospectus of Getty Images, and a copy of the Merger Agreement is attached as Annex A thereto.

     2. A proposal to approve the Getty Images, Inc. 1997 Stock Option Plan, which is more fully described in EXHIBIT A to this notice.

     Only holders of record of PhotoDisc Common Stock and Series A Preferred Stock at the close of business on December 1, 1997, the record date for the PhotoDisc Special Meeting, are entitled to notice of and to vote at the PhotoDisc Special Meeting and any adjournments or postponements thereof.

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     WHETHER OR NOT YOU PLAN TO ATTEND THE PHOTODISC SPECIAL MEETING, PLEASE
COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF PHOTODISC A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE PHOTODISC SPECIAL MEETING.


                                   PHOTODISC, INC.




                                   Heather Redman, Secretary


Seattle, Washington
December __, 1997